Exhibit 10.14

SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

This SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into between Justin K. Bigham (“Employee”) and Five Star Bank (“Employer”), a company with its principal office at 220 Liberty Street, Warsaw, New York 14569 (collectively, “Parties” and each individually “Party”) as of the Effective Date (as defined below).

WHEREAS, Employee has been employed by Employer and has received and had access to Confidential and Proprietary Information of Employer (as defined below); and

WHEREAS, Employer communicated to Employee that Employee’s position is being eliminated as a result of Employer’s business restructuring and resultant reduction in force of certain positions, and Employee has irrevocably agreed to resign and separate Employee’s employment with Employer effective on the Separation Date (defined below), and

WHEREAS, Employee and Employer have agreed, among other things, to fully and finally resolve any and all claims Employee has against Employer; ensure that Employer’s confidential, proprietary and business interests are protected under the terms and circumstances set forth herein; and ensure a smooth and orderly transition of the matters that Employee has been handling on behalf of Employer;

WHEREAS, in consideration of Employee’s service to Employer and Employee’s acceptance and non-revocation of this Agreement, Employer desires to offer severance benefits to Employee;

NOW, THEREFORE, the Parties, in consideration for the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and the Parties acting on their own free will hereby irrevocably agree as follows:

1.
Separation Date. Employee’s employment with Employer will end effective at the close of business on December 7, 2023 (“Separation Date”). As of the Separation Date, Employee has no authority to speak for, act for, represent, or in any way affect the affairs of Employer, and is restricted from entering Employer’s property, except as a customer or as specifically permitted by Employer, and restricted from engaging or speaking with any employee, prospect, customer, or consultant of Employer or any other individual that Employer does business or is discussing a business relationship concerning Employer’s business (“Employer Contacts”). Employee will be paid for services rendered to Employer through such date, minus lawful withholdings. These amounts will be paid to Employee regardless whether Employee signs this Agreement. Except as specifically provided in this Agreement, Employee’s participation in all health and welfare benefit plans Employee receives through Employer shall end effective December 31, 2023.

2.
Company Property. Employee shall immediately return to Employer all documents (and all copies thereof) and other property belonging to Employer that Employee has in Employee’s possession, custody, or control, and by signing this Agreement, Employee confirms that Employee a.)has done so b.)has not made or retained and Confidential Information and c.)has not provide any copies of Confidential Information to any other person other than in the regular course of business and for legitimate business purposes. The documents and property to be returned by Employee include, but are not limited to all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer lists and customer information (including but not limited to telephone directories, phone books, and any documents containing the name, address, telephone number, email address, or other contact information of any customer or any agent, representative, or employee of a customer), marketing information, operational and personnel information (including but not limited to organizational charts, telephone directories, phone books any documents containing the name, address, telephone number, email address, or other contact information of any employee, agent, or representative of Employer), specifications, code, software, databases, computer-recorded information, electronic records, tangible property and equipment (including computers, laptops and accessories), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any Confidential and Proprietary Information of Employer (and all reproductions thereof in whole or in part).

3.
Severance Benefits. In consideration of the releases and representations made by Employee in this Agreement, and provided that Employee does not timely revoke acceptance of the Agreement as provided herein, Employer will provide Employee with the following consideration, to which Employee would not otherwise be entitled, as described in this Section 3.

a.
As severance, Employer will pay Employee a severance benefit of Two-Hundred and Fifty Thousand Dollars ($250,000.00) less any required deductions or withholdings, to be paid to Employee in a lump-sum payment within forty-five (45) days of Employee’s execution of this Agreement. If Employee violates Sections 1, 5, 6, 7, or 11 of this Agreement at any time, Employee’s right to the severance benefit will be forfeited, and if the severance benefit was already paid, Employee agrees to immediately pay Employer the full amount of the severance benefit set forth in this section 3(a) as a liquidated damage on notice from Employer.

b.
Employer makes no representations to Employee regarding the taxability and/or tax implications of this Agreement and any payments made under it. Employee is solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, regardless of whether Employer should have contributed and withheld taxes from the amounts paid (including Social Security and Medicare). Employee agrees to defend, indemnify, reimburse and hold Employer harmless for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed on Employer by the Internal Revenue Service, the New York State Tax Department, or any other federal, state or local taxing authority by reason of the payments made pursuant to this Agreement, the absence of withholdings and deductions made from those payments and/or Employee’s non-payment or late payment of taxes due with respect to that payments. Employee alone assumes all liability for all such amounts. The compensation and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance promulgated and issued thereunder, and this Agreement shall be administered and interpreted consistent with that intent.

c.
Employee agrees and acknowledges that Employee is not aware of, and has not asserted any claims of unlawful discrimination on any basis against Employer and that Employee is not entitled to any other compensation, commissions, bonus, stock award or benefits of any kind or description from Employer, its employees, agents, representatives, successors, assigns, affiliates, parents, or related companies, or from or under any employee benefit plan or fringe benefit plan sponsored by Employer, its predecessors, successors, assigns, affiliates or related companies, other than as described in this Agreement, and except for vested benefits under any qualified retirement plans in which Employee participated.

d.
Employee acknowledges and agrees that by executing this Agreement, that upon receipt of payments described in Section 3, Employee has received all regular wages, employment related benefits, accrued and unused paid time off through the Separation Date, all of which were paid in accordance with Employer’s regular payroll schedule and benefit policies and practices. The compensation Employee receives as part of this Agreement as outlined in this Agreement includes all compensation, commissions, and other payments that would otherwise have been owed to the Employee pursuant to any incentive plan in which Employee was a participant. Pursuant to the terms of this Agreement, Employee is entitled to no other compensation, commission, bonus, stock award, benefit, or other form of compensation.

4.
Release of Claims.
a.
Employee, on Employee’s own behalf and on behalf of Employee’s agents, representatives, fiduciaries, successors and assigns, heirs, executors and administrators remises, releases and forever discharges Employer and Employer’s past, present, and future assigns, predecessors, successors, officers, directors, attorneys, agents, representatives, employees, servants, shareholders, parents, subsidiaries, affiliates, and insurers (collectively, “Releasees”) from all, and all manner of action and actions, causes of action, suits, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, economic damages, emotional distress, punitive damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, whether known or unknown, foreseen or unforeseen, which against Releasees that Employee ever had, now has, or which Employee’s beneficiaries, agents, representatives, fiduciaries, successors and assigns, heirs, executors and administrators, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement including but not limited to all claims relating to or arising from Employee’s employment with or separation from employment with the Employer; compensation, commissions, bonuses, or benefits; statutory claims, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990 (“ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993 (“FMLA”), the Employment Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, New York Labor and Wage and Hour Law, New York State Human Rights Law (Executive Law) and any similar federal, state or local statute, regulation, order or common law.

Employee also agrees and acknowledges that the legal rights and claims Employee is giving up against Releasees includes all common law rights and claims, such as a breach of express or implied contract, violation of Employer’s personnel policies or handbooks, tort (whether negligent or intentional), personal injury, wrongful discharge, constructive discharge, intentional or negligent infliction of emotional distress or mental anguish, defamation, promissory estoppel, interference with contract or business relations, and any claim for fraud, omission or misrepresentation, breach of express or implied duties, or violation of public policy or policies, practices, or procedures of Employer, any similar or related claims, and any claim relating to workplace discrimination or harassment on any protected basis, retaliation, or emotional distress.

b.
The claims Employee is giving up and releasing do not include Employee’s vested rights, if any, under any qualified retirement plan in which Employee participates, and Employee’s COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Agreement shall be construed to constitute a waiver of: (i) any claims Employee may have against Employer that arise from events that occur after the date that Employee signs this Agreement; (ii) Employee’s right to file an administrative charge or complaint with any government agency, including the Equal Employment Opportunity Commission (“EEOC”), or any other federal, state or local governmental agency or commission; (iii) Employee’s right to communicate with any government agency or Employee’s right to participate in any regulatory or law enforcement investigation, including Employee’s right to report any suspected violations of law; or (iv) any other right that Employee cannot waive as a matter of law. Employee agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by Employee or anyone on Employee’s behalf, except as explicitly prohibited by law. This Agreement does not limit Employee’s right to receive an award for information provided to the Securities Exchange Commission. In addition, the release of all claims set forth in this Agreement does not affect Employee’s rights as expressly created by this Agreement and does not limit Employee’s ability to enforce this Agreement or to challenge the enforceability of this Agreement.

5.
Confidential and Proprietary Information. Employee agrees and acknowledges as follows:
a.
In the course of employment with Employer, Employee has acquired access to and became acquainted with Confidential and Proprietary Information (as defined below) about the professional business and financial affairs of Employer.

b.
Employee will not at any time, whether before or after the termination of Employee’s employment, use, copy, disclose or make available any Confidential and Proprietary Information (as defined in Section 5(c) below) to any individual, corporation, partnership, trust, governmental body or other entity; except that Employee may use, copy or disclose any Confidential and Proprietary Information (i) to the extent it becomes publicly available through no fault on Employee’s part, and (ii) to the extent Employee are required to do so pursuant to applicable law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure Employee shall promptly notify Employer in writing of any such order or request to disclose and shall cooperate fully with Employer in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential and Proprietary Information.

c.
For purposes of this Agreement, the term “Confidential and Proprietary Information” means all data, trade secrets, business, products, or clients information and other information of any kind whatsoever that Employer discloses, in writing, orally, visually or in any other medium, to the Employee or to which the Employee obtains access to Employer’s premises, personnel or systems whether or not marked “Confidential” or “Proprietary,” transmitted orally and communicated to the Employee as being Confidential and Proprietary Information or which by its nature would be, if in written form, deemed Confidential and Proprietary Information. Confidential and Proprietary Information includes, but is not limited to, Employer’s strategies, operations, financial information, business methods, systems, studies, client lists, client information, employee and personnel information, business and contractual relationships, business forecasts, sales, merchandising, marketing plans, and any written notes, analyses, reports, compilations or other material or documents based in whole or in part on such information.

d.
Employee shall have responsibility for and bear all risk of loss or damage to such Confidential and Proprietary Information and any and all actual out-of-pocket costs, losses, fines, penalties, forfeitures, judgments, and expenses incurred by Employer, including court costs and fees and reasonable and necessary fees and disbursements of counsel, resulting from improper or inaccurate use, processing or disclosure of such data, or arising from the negligence or willful misconduct of the Employee.

e.
Employee agrees to keep the terms of this Agreement, including the consideration being paid under it, all information relating to Employee’s exit from employment, and all documents relating to this Agreement completely confidential. Employee shall not disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except as follows: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) to communicate with Employee’s spouse, attorneys, Employee’s investment or financial advisors or Employee’s accountants as necessary for obtaining legal and/or financial planning advice (in which case such person or entity shall be informed of the confidential nature of this Agreement and agree to maintain the confidentiality of this Agreement); (iii) in response to a judicial order or subpoena issued by a state or federal court or governmental agency or any other order of a court of competent jurisdiction or a discovery request pursuant to established Rules of Civil Procedure in a civil action in state or federal court or in response to any other discovery request or deposition question made or posed; or (iv) as otherwise required under applicable law, or as permitted under the National Labor Relations Act. Employee shall not initiate contact with Employer Contacts concerning Employee’s exit from Employer or Employer’s business. If contacted by an Employer Contact, Employee shall direct the Employer Contact to the person Employer designates. If contacted by an Employer Contact, Employee may reference his resignation from Employer and shall otherwise strictly follow the terms of this Agreement.

f.
Pursuant to the federal Defend Trade Secrets Act, Employer hereby notifies Employee that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.
Non-Solicitation of Customers. For the six (6) month period immediately following the Separation Date, Employee will not, directly or indirectly through another person or entity, (i) solicit the sale of goods or services, or any combination of goods and services, from any customer of the Employer and/or from any person or entity that was a customer of the Employer at any time during Employee’s employment with the Employer (“Accounts of the Employer”); or (ii) induce or attempt to induce, either directly or indirectly, any Accounts of the Employer any time during Employee’s employment with the Employer, to cease or decrease the level of doing business with the Employer and/or in any way interfere with the relationship between any such customer and the Employer (including, without limitation, making any negative or disparaging statements or communications regarding the Employer). If Employee violates this Section at any time, Employee shall immediately pay Employer the severance benefit set forth in Section 3(a) as a liquidated damage.

7.
Non-Solicitation of Employees: For the six (6) month period immediately following the Separation Date, Employee will not directly or indirectly through another person or entity cause, solicit, induce, or encourage any employee or consultants of Employer to leave such employment or engagement, or hire, employ, or otherwise engage any such individual or in any way interfere with the relationship between the Employer and such employee or consultant. If Employee violates this section, Employee shall immediately pay Employer the severance benefit set forth in Section 3(a) as a liquidated damage.

8.
Remedies/Liquidated Damages. In the event that Employee breaches any of Employee’s obligations under this Agreement, Employer may, in addition to any other legal or equitable remedy available to it, cancel the payment to be provided to Employee under Paragraph 3 above, and no further payment or benefit will be provided. In addition, Employee acknowledges that Employer will be irreparably harmed if the covenants set forth in Paragraphs 1, 5, 6, 7, or 9 are breached, and that damages resulting therefrom will be difficult, if not impossible, to calculate. Accordingly, Employee agrees that in the event of a breach or threatened breach by Employee of such covenants, Employer shall be entitled to seek and obtain, in addition to any other available remedies, a temporary restraining order and/or a preliminary or permanent injunction prohibiting the proscribed activates and/or an order specifically enforcing the continued obligations set forth in Paragraphs 1, 5, 6, 7, and 9 herein, without the need for posting a bond. Employee agrees that, in the event Employer is a prevailing party in any legal or administrative action to enforce its rights under this Agreement, Employer shall be entitled to recover from Employee its reasonable attorneys’ fees and costs incurred in bringing the action. Additionally, if Employee violates Sections 1, 5, 6, 7, or 9, Employee shall immediately pay Employer the amount of the severance benefit set forth in Section 3(a) as a Liquidated Damage.

In the event that any portion of any covenant or provision contained in this Agreement shall be deemed to be unreasonable in any respect by a court of competent jurisdiction, the Parties agree that such covenant shall be modified only to the minimum extent necessary to render the covenant enforceable.

9.
No Pending Action. Employee represents that, as of the Effective Date, Employee has not filed any charge, complaint, or action in any forum against the Employer.

10.
Duty to Cooperate. Employee agrees to provide assistance to Employer to assure an orderly transfer of work and responsibilities. Employee agrees to fully cooperate with Employer and its attorneys, auditors and consultants following the Separation Date, to provide prompt, truthful, and complete information in relation to any inquiry by Employer or its attorneys or representatives and in connection with any matter, litigation or other proceeding arising out of or relating to matters of which Employee was involved prior to the termination of Employee’s employment. Employee’s cooperation shall include, without limitation, providing assistance to Employer’s counsel, experts, consultants, and representatives, and providing truthful testimony in pretrial and trial or hearing proceedings. Employer agrees to timely pay all reasonable expenses incurred by Employee, including, but not limited to, transportation costs, lodging costs, and lost wages.

11.
No Derogatory Statements; Future Inquiries. Employee agrees that Employee will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to Releasees. If Employee would like a prospective employer to engage with Employer, Employee shall direct such prospective employer to contact Employer’s Chief Human Resources Officer. Employee understands that if a prospective employer contacts Employer regarding Employee, Employer will confirm Employee’s employment dates and, if only asked, confirm that Employee’s employment ended as a result of a reduction in force.

12.
Consideration Period; Competent, Knowing, Voluntary Acceptance; Advice of Counsel.

a.
Employee represents, warrants, and acknowledges that Employee: (i) is legally competent to enter into this Agreement; (ii) has read, fully understands, and accepts the nature, terms, and scope of this Agreement with full knowledge of all material facts related thereto; and (iii) did not execute this Agreement under coercion or duress of any kind whatsoever.

b.
Employee acknowledges that Employee has had a full and fair opportunity to review this Agreement. Employee understands that Employee had the right to study and obtain advice about the meaning of this Agreement for not less than forty-five (45) days from the date Employee was first given this Agreement before Employee was asked to sign it. Employee acknowledges that if Employee signs this Agreement before the expiration of the forty-five (45) day period, Employee knowingly and willingly waives the balance of such period. Both Employee and Employer agree that any amendments to this Agreement made after the date that Employee first received it will not re-start the 45-day period of review.

c.
Employee also affirms and acknowledges that Employee has been advised, and been given the opportunity to consult with an attorney of Employee’s choosing before signing this Agreement. By signing this Agreement, Employee acknowledges Employee had an opportunity to do so and either consulted with an attorney or chose not to consult with any attorney.

d.
Employee understands that this Agreement constitutes a full, final, and binding settlement of all matters covered by this Agreement and that this Agreement constitutes a release of all claims, known and unknown, which relate to Employee’s employment or separation from employment with Employer including, without limitation, claims under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act.

e.
Employee understands that this Agreement does not waive any rights or claims arising after this Agreement goes into effect.

f.
Employee understands that the payments and benefits described herein are significantly more valuable than any payments or benefits Employee would be entitled to receive under Employer’s normal termination policies.

13.
Right to Revoke. Employee understands that Employee may revoke this Agreement for a period of seven (7) days after executing this Agreement in which case the special severance offered in this Agreement will be withdrawn. To be effective, the revocation must be in writing and delivered to Laurie Collins, Chief Human Resources Officer, at Five Star Bank Centre, 6215 Sheridan Drive, Williamsville, NY 14221 before the close of business on the seventh day after Employee’s execution. If the Agreement is not revoked within this seven (7) day period, it shall be fully effective and enforceable without any further affirmative action by either party on the eighth business day after the date of Employee’s signature (the “Effective Date”).

14.
Binding Nature. This Agreement shall bind, be transferable to, and/or be enforceable by or against, Employer’s successors and assigns, now and in the future. This Agreement shall also bind, be transferable to and/or be enforceable by or against, all persons who might assert a legal right or claim on Employee’s behalf, such as Employee’s heirs, executors, personal representatives and assigns, now and in the future.

15.
Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Disputes arising under it shall be heard exclusively by the state or federal courts located in Monroe County, New York.

16.
Scope of Agreement. Employee agrees that no promise, inducement, or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon Employee. Employee also agrees that this Agreement contains the entire agreement between Employer and Employee regarding Employee’s employment and separation from employment with Employer and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises regarding the subject matter contained herein.

IN WITNESS WHEREOF, Employee and Employer by its duly authorized agent, have hereunder executed this Agreement and intend to be legally bound by its provisions.

FIVE STAR BANK

By: Date: December 7, 2023

Laurie R. Collins

Chief Human Resources Officer

JUSTIN K. BIGHAM

______________________________ Date: _____________________________

Justin K. Bigham